FOR IMMEDIATE RELEASE
Mary C. Jensen
Director of Investor Relations
(650) 849-1656

Essex Provides 2006 Guidance
FFO Per Diluted Share Estimated to Range from $4.65 - $4.85

Palo Alto, California - December 23, 2005 - Essex Property Trust, Inc., (NYSE:ESS) a real estate investment trust (REIT) with apartment communities located in targeted West Coast markets, announced today 2006 estimates for Earnings Per Share (EPS) and Funds From Operations (FFO) per diluted share. For the year ending December 31, 2006, the Company estimates that EPS will range from $1.63 - $1.83 per diluted share. FFO per diluted share will range from $4.65 - $4.85. This guidance takes into account the impact from the following primary assumptions:

Property Operations

Apartment operating results for 2006 are expected to remain strong, with high occupancy rates, limited concessions and growing rents. This expectation is supported by the Company’s belief that demand for housing will exceed projected supply in each of the Company’s core markets in 2006. The Company’s housing demand forecast is closely related to national and local economic trends. For 2006, the Company assumes a moderately strong national economy, with 2006 U.S. GDP estimated to grow at 3.75% and non-farm employment estimated to grow at 1.7%. The Company’s expectation of a strong rental market is also supported by recent increases in short-term interest rates that, in combination with record high median housing prices, has made for-sale housing less affordable.

At the mid-point of the guidance range, the Company projects the following results from its consolidated same-property operations for 2006, expressed as a percentage increase compared to its projected 2005 results:

	Revenue	Operating Expense	NOI
Northern California	4.3%	5.7%	3.6%
Southern California	3.9%	3.0%	4.3%
Pacific Northwest	3.9%	4.9%	3.3%
Combined Total	4.0%	3.9%	4.0%

Acquisitions

The acquisition environment is expected to remain challenging in 2006 as a result of record high valuations (leading to low effective yields) and increasing short-term and long-term debt costs. The Company will continue to target the Seattle metropolitan area and the San Francisco Bay Area in its acquisitions effort. Overall, acquisitions for 2006 are projected to total $200 million in 2006, which will be primarily funded by The Essex Apartment Value Fund II, L.P.

Development

In 2006, Essex expects to spend approximately $125 million on development activities, including the construction of Northwest Gateway and Moorpark projects, both of which are currently under construction. The Company owns or has in contract to purchase eight additional sites on which approximately 2,200 apartment homes can be constructed. The first deliveries of Essex’s development pipeline are scheduled to occur in 2007.

Redevelopment

Approximately $25 to $30 million will be invested in redevelopment activities during 2006, which is anticipated to yield approximately a 10% to 12% return (redevelopment related rent increases divided by incremental redevelopment costs). These projects will include apartment communities in the Company’s existing portfolio, as well as new acquisitions. Currently, the Company has 1,095 units in its redevelopment pipeline.

Capitalization

The company’s borrowing costs are expected to increase in 2006, with LIBOR rising approximately 50 basis points in 2006. The interest rate on the Company’s $188 million variable-rate tax-exempt bonds is assumed to increase approximately 30 basis points during 2006. Fixed rate debt is expected to comprise 85% of total debt at the end of 2005, and the average interest rate on fixed rate indebtedness in 2006 is estimated at 5.9%. No new offerings of common stock are assumed to take place in 2006.

General and Administrative

G & A is expected to total approximately $21 million in 2006, not including the costs to produce non-recurring FFO.

Non-Recurring FFO

Non-recurring funds from operations, comprised of non-recurring revenues less related costs and, where applicable, income taxes, is expected to decrease in 2006 to approximately $6.4 million compared to approximately $8.4 million in 2005. The recognition of non-recurring FFO is expected to occur mostly in the third and fourth quarters of 2006.

Quarterly Guidance Ranges

Based on the foregoing assumptions, the Company's estimated range of EPS and FFO per diluted share is as follows:

	Earnings Per Diluted Share ($)	FFO Per Diluted Share ($)
1Q-06	0.27 - 0.31	1.06 - 1.10
2Q-06	0.32 - 0.36	1.12 - 1.16
3Q-06	0.52 - 0.58	1.18 - 1.24
4Q-06	0.52 - 0.58	1.29 - 1.35
FY-06	1.63 - 1.83	4.65 - 4.85

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 125 multifamily properties 25,950 units, and has 505 units in various stages of development. Additional information about Essex can be found on the Company's web site at www.essexpropertytrust.com. If you would like to receive future press releases via e-mail-please send a request to investors@essexpropertytrust.com.

Forward-Looking Statements: The statements which are not historical facts contained in this release are forward-looking statements including statements regarding the Company's beliefs and expectations relating to 2006 annual and quarterly FFO; gradual improvement in apartment operations in 2006; positive impact on same-property revenues from economic growth; growth in GDP and non-farm employment; the impact of increasing short-term interest rates on the cost of home ownership; demand for apartments; same-property total and regional revenue, operating expenses and net operating income in 2006; the impact of increases in same-store net operating income on FFO; the lack of significant impact on FFO from development transactions in 2006; projected acquisition, development and redevelopment activities in 2006; borrowing costs and capitalization in 2006; impact of increases in short-term interest rates on interest expense and FFO; General and Administrative expense in 2006; and expected decline in non-recurring FFO in 2006. These forward looking statements involve risks and uncertainties which could cause actual results to differ materially from such forward looking statements including, but not limited to, change in the Company's strategy, downturns in the real estate markets in which the Company owns properties, the effect of changes in economic conditions, the effect of changes in interest rates, the impact of competition and competitive pricing, the results of financing efforts, and other risks detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements and reasons why results may differ included in this press release are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results may differ.
###